Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	NEWPORT BEACH RENO SAN DIEGO SACRAMENTO SAN FRANCISCO SANTA BARBARA SANTA MONICA

November 19, 2013

Tandem Diabetes Care, Inc.

11045 Roselle Street

San Diego, California 92121

Re:	Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on November 19, 2013 covering the offering of up to (i) 2,495,850 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Tandem Diabetes Care, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), (ii) 4,809,000 shares of the Common Stock pursuant to the Tandem Diabetes Care, Inc. 2013 Stock Incentive Plan (the “2013 Plan”), and (iii) 556,000 shares of the Common Stock pursuant to the Tandem Diabetes Care, Inc. 2013 Employee Stock Purchase Plan (the “ESPP”). The shares of Common Stock that may be issued pursuant to the 2006 Plan, the 2013 Plan and the ESPP are collectively referred to herein as the “Shares.”

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the 2006 Plan, the 2013 Plan and the ESPP, respectively, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.